Exhibit 5.2

599 LEXINGTON AVENUE
NEW YORK, NY 10022-6069
+1.212.848.4000

April 1, 2022

The Board of Directors of

TELUS International (Cda) Inc.
Floor 7, 510 West Georgia Street

Vancouver, British Columbia

V6B 0M3

Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel to TELUS International (Cda) Inc., a corporation incorporated under the laws of the Province of British Columbia (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form F-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of (i) subordinate voting shares, (ii) preferred shares, (iii) warrants, (iv) rights, (v) debt securities (the “Debt Securities”), (vi) subscription receipts, and (vii) units of any of the foregoing, in each case, as described in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each supplement, a “Prospectus Supplement”) and as shall be designated by the Company at the time of the applicable offering.

The Debt Securities may be issued in one or more series pursuant to an indenture proposed to be entered into by the Company and the trustee to be named therein (the “Trustee”), the form of which is filed as an exhibit to the Registration Statement (the “Indenture”).

In that connection, we have reviewed the original, or copy identified to our satisfaction, of the Indenture. We have also reviewed originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and such other agreements and documents as we have deemed necessary as a basis for the opinions expressed below.

In our review, we have assumed:

(a)	the genuineness of all signatures;

(b)	the authenticity of the originals of the documents submitted to us;

(c)	the conformity to authentic originals of any documents submitted to us as copies;

(d)	that the Indenture will be the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms;

(e)	as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company; and

(f)	That:

(1)	The Company is an entity duly organized and validly existing under the laws of the Province of British Columbia.

(2)	The Company has power and authority (corporate or otherwise) to execute, deliver and perform, and will duly authorize, execute and deliver (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Indenture.

(3)	The execution, delivery and performance by the Company of the Indenture will not:

(i)	contravene the Company’s articles or other organizational documents, and

(ii)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)	the execution, delivery and performance by the Company of the Indenture will not conflict with or breach any agreement or document binding on it.

(h)	except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Company of the Indenture or, if any such authorization, approval, consent, action, notice or filing is or will required, it has been or will be duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Indenture or the transactions governed by the Indenture. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Indenture or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Indenture or any of its affiliates due to the specific assets or business of such party or any of its affiliates.

Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that when (i) the Indenture to be entered into in connection with the issuance of the Debt Securities has been duly authorized, executed and delivered by the Trustee and the Company; (ii) the issuance and sale of the Debt Securities have been duly authorized by all necessary action (corporate or otherwise); (iii) the final terms of the Debt Securities have been duly established and approved by the Company; (iv) such Debt Securities have been duly issued and executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company; the Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following qualifications:

(a)	the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers), and

(b)	the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the Registration Statement.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

LN/eb/cv

JRL